SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 10/31/2002
FILE NUMBER 811-5426
SERIES NO.: 13

72DD.    1.   Total income dividends for which record date passed during the period. (000's Omitted)
              Class A Shares                   $1,561
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class B Shares                   $  329
              Class C Shares                   $   12

73A.     Payments per share outstanding during the entire current period:
         1.   Dividends from net investment income
              Class A Shares                $000.0870
         2. Dividends for a second class of open-end company shares (form nnn.nnnn)
              Class B Shares                $000.0425
              Class C Shares                $000.0425

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                   17,787
         2.   Number of shares outstanding of a second class of open-end company shares
              Class B Shares                    4,566
              Class C Shares                      371

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                    $6.96
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                    $6.89
              Class C Shares                    $6.88